Exhibit 99.2
For Immediate News Release
July 27, 2022

AVALONBAY COMMUNITIES, INC. ANNOUNCES
SECOND QUARTER 2022 OPERATING RESULTS AND
THIRD QUARTER AND FULL YEAR 2022 FINANCIAL OUTLOOK

(Arlington, VA) AvalonBay Communities, Inc. (NYSE: AVB) (the “Company”) reported today that Net Income Attributable to Common Stockholders for the three months ended June 30, 2022 was $138,691,000. This resulted in a decrease in Earnings per Share – diluted (“EPS”) for the three months ended June 30, 2022 of 69.2% to $0.99 from $3.21 for the prior year period, primarily attributable to a decrease in gain on sale of real estate, partially offset by an increase in Same Store Residential NOI, as detailed in the table below.

Funds from Operations attributable to common stockholders - diluted (“FFO”) per share for the three months ended June 30, 2022 increased 22.3% to $2.41 from $1.97 for the prior year period. Core FFO per share (as defined in this release) for the three months ended June 30, 2022 increased 22.7% to $2.43 from $1.98 for the prior year period.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended June 30, 2022 to its results for the prior year period:

Q2 2022 Results Compared to Q2 2021
	Per Share (1)
	EPS	FFO	Core FFO
Q2 2021 per share reported results	$3.21	$1.97	$1.98
Same Store Residential NOI (2)	0.41	0.41	0.41
Development and Other Stabilized Residential NOI	0.17	0.17	0.17
Commercial NOI	0.01	0.01	0.01
Overhead and other	(0.08)	(0.08)	(0.06)
Capital markets and transaction activity	(0.08)	(0.08)	(0.09)
Unconsolidated investment income	0.01	0.01	0.01
Gain on sale of real estate and depreciation expense	(2.66)	—	—
Q2 2022 per share reported results	$0.99	$2.41	$2.43

(1) For additional detail on reconciling items between EPS, FFO and Core FFO, see Attachment 13, table 3.
(2) Consists of increases of $0.46 in revenue and $0.05 in operating expenses.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the three months ended June 30, 2022 to its April 2022 outlook:

Q2 2022 Results Compared to April 2022 Outlook
	Per Share
	EPS	FFO	Core FFO
Projected per share (1)	$2.26	$2.29	$2.31
Same Store Residential NOI (2)	0.11	0.11	0.11
Development and Other Stabilized Residential NOI	0.01	0.01	0.01
Overhead and other	(0.03)	(0.03)	(0.02)
Capital markets and transaction activity	—	—	0.01
Unconsolidated investment income and other	0.02	0.02	0.01
Income taxes	0.01	0.01	—
Gain on sale of real estate and depreciation expense	(1.39)	—	—
Q2 2022 per share reported results	$0.99	$2.41	$2.43

(1) The mid-point of the Company's April 2022 outlook.
(2) Consists of $0.09 for revenue and $0.02 for operating expenses.

For the six months ended June 30, 2022, EPS decreased 32.4% to $2.86 from $4.23 for the prior year period, FFO per share increased 18.9% to $4.65 from $3.91 for the prior year period, and Core FFO per share increased 19.3% to $4.69 from $3.93 for the prior year period.

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the six months ended June 30, 2022 to its results for the prior year period:

Copyright © 2022 AvalonBay Communities, Inc. All Rights Reserved

YTD 2022 Results Compared to YTD 2021
	Per Share (1)
	EPS	FFO	Core FFO
YTD 2021 per share reported results	$4.23	$3.91	$3.93
Same Store Residential NOI (2)	0.68	0.68	0.68
Development and Other Stabilized Residential NOI	0.35	0.35	0.35
Commercial NOI	0.04	0.04	0.04
Overhead and other	(0.11)	(0.11)	(0.11)
Capital markets and transaction activity	(0.20)	(0.20)	(0.21)
Unconsolidated investment income	0.01	0.01	0.01
Income taxes	(0.03)	(0.03)	—
Gain on sale of real estate and depreciation expense	(2.11)	—	—
YTD 2022 per share reported results	$2.86	$4.65	$4.69

(1) For additional detail on reconciling items between EPS, FFO and Core FFO, see Attachment 13, table 3.
(2) Consists of increases of $0.80 in revenue and $0.12 in operating expenses.

Same Store Operating Results for the Three Months Ended June 30, 2022 Compared to the Prior Year Period

Same Store total revenue increased $65,965,000, or 13.1%, to $568,176,000. Residential revenue increased $64,523,000, or 13.0%, to $562,169,000. Same Store Residential rental revenue increased 12.9%, as detailed in the following table:

Same Store Residential Rental Revenue Change
Q2 2022 Compared to Q2 2021
Residential rental revenue
Lease rates	7.6%
Concessions and other discounts	2.3%
Economic occupancy	0.2%
Other rental revenue	1.0%
Uncollectible lease revenue (excluding rent relief) (1)	(0.6)%
Rent relief (2)	2.4%
Total Residential rental revenue	12.9%

(1) Adjusting to remove the impact of rent relief, uncollectible lease revenue as a percentage of total Residential rental revenue increased to 3.27% in Q2 2022 from 3.10% in Q2 2021.
(2) The Company recognized $14,973,000 and $2,997,000 from government rent relief programs during Q2 2022 and Q2 2021, respectively.

Same Store Residential operating expenses increased $7,760,000, or 4.8%, to $170,543,000 and Same Store Residential NOI increased $56,763,000, or 17.0%, to $391,626,000.

The following table presents percentage changes in Same Store Residential rental revenue, operating expenses and NOI for the three months ended June 30, 2022 compared to the three months ended June 30, 2021:

Q2 2022 Compared to Q2 2021
	Same Store Residential
	Rental Revenue (1)	Opex (2)		% of Q2 2022 NOI	Rental Revenue cash basis (3)

			NOI
New England	13.1%	6.8%	16.5%	14.6%	14.9%
Metro NY/NJ	12.2%	5.8%	15.3%	20.0%	14.2%
Mid-Atlantic	7.7%	2.8%	10.2%	14.7%	7.9%
Southeast FL	22.6%	3.8%	35.5%	1.6%	20.7%
Denver, CO	13.8%	(8.1)%	24.5%	1.3%	13.1%
Pacific NW	17.0%	2.1%	24.2%	6.4%	14.6%
N. California	9.2%	5.0%	11.0%	18.2%	7.4%
S. California	18.7%	5.0%	25.3%	23.2%	17.5%
Total	12.9%	4.8%	17.0%	100.0%	12.9%

(1) See Attachment 4, Quarterly Residential Rental Revenue and Occupancy Changes, for additional detail.
(2) See Attachment 7, Residential Operating Expenses ("Opex"), for discussion of variances.
(3) The change in Residential Rental Revenue with Concessions on a Cash Basis.

Same Store Operating Results for the Six Months Ended June 30, 2022 Compared to the Prior Year Period

Same Store total revenue increased $109,262,000, or 10.9%, to $1,109,423,000. Residential revenue increased $106,505,000, or 10.7%, to $1,097,308,000. Same Store Residential rental revenue increased 10.7%, as detailed in the following table:

Same Store Residential Rental Revenue Change
YTD 2022 Compared to YTD 2021
Residential rental revenue
Lease rates	6.3%
Concessions and other discounts	1.7%
Economic occupancy	0.5%
Other rental revenue	0.8%
Uncollectible lease revenue (excluding rent relief) (1)	(1.1)%
Rent relief (2)	2.5%
Total Residential rental revenue	10.7%

(1) Adjusting to remove the impact of rent relief, uncollectible lease revenue as a percentage of total Residential rental revenue increased to 3.79% in YTD 2022 from 3.19% in YTD 2021.
(2) The Company recognized $28,272,000 and $3,755,000 from government rent relief programs during YTD 2022 and YTD 2021, respectively.

Same Store Residential operating expenses increased $15,294,000, or 4.7%, to $338,131,000 and Same Store Residential NOI increased $91,211,000, or 13.7%, to $759,177,000.

The following table presents percentage changes in Same Store Residential rental revenue, operating expenses and NOI for the six months ended June 30, 2022 compared to the six months ended June 30, 2021:

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YTD 2022 Compared to YTD 2021
	Same Store Residential
	Rental Revenue (1)	Opex (2)		% of YTD 2022 NOI	Rental Revenue cash basis (3)

			NOI
New England	11.1%	6.7%	13.6%	14.4%	13.6%
Metro NY/NJ	10.4%	6.5%	12.2%	20.2%	12.8%
Mid-Atlantic	6.3%	3.5%	7.7%	14.9%	7.1%
Southeast FL	23.9%	2.6%	39.0%	1.6%	22.7%
Denver, CO	12.8%	(5.6)%	21.0%	1.3%	11.6%
Pacific NW	14.5%	0.8%	21.3%	6.4%	14.0%
N. California	6.5%	3.8%	7.6%	18.3%	6.4%
S. California	15.7%	5.1%	20.8%	22.9%	14.6%
Total	10.7%	4.7%	13.7%	100.0%	11.4%

(1) See Attachment 6, Year to Date Residential Rental Revenue and Occupancy Changes, for additional detail.
(2) See Attachment 7, Residential Opex, for discussion of variances.
(3) The change in Residential Rental Revenue with Concessions on a Cash Basis.

Development Activity

Consolidated Development Communities

During the three months ended June 30, 2022, the Company completed the development of two communities:

•AVA RiNo, located in Denver, CO; and
•Avalon Brea Place, located in Brea, CA.

These communities contain an aggregate of 899 apartment homes and were constructed for a Total Capital Cost of $380,000,000.

During the three months ended June 30, 2022, the Company started the construction of two apartment communities:

•Avalon Durham, located in Durham, NC; and
•Avalon West Windsor, located in West Windsor, NJ.

These communities are expected to contain an aggregate of 871 apartment homes and 19,000 square feet of commercial space when completed and be developed for an aggregate estimated Total Capital Cost of $326,000,000. The Company expanded its existing Development community, Avalon North Andover, adding 51 apartment homes at an incremental estimated Total Capital Cost of $22,000,000.

During the six months ended June 30, 2022, the Company completed the development of four communities containing an aggregate of 1,686 apartment homes for an aggregate Total Capital Cost of $598,000,000.

At June 30, 2022, the Company had 16 consolidated Development communities under construction that are expected to contain 4,919 apartment homes and 56,000 square feet of commercial space. Estimated Total Capital Cost at completion for these Development communities is $2,069,000,000.

The projected Total Capital Cost of Development Rights at June 30, 2022 was $4.7 billion.

Unconsolidated Development Communities

During the three months ended June 30, 2022, the Company completed the development of Avalon Alderwood Place, a 328 apartment home community located in Lynnwood, WA for a Total Capital Cost of $110,000,000. The Company has a 50.0% equity interest in the venture that owns Avalon Alderwood Place. At June 30, 2022, the Company had one Unconsolidated Development community under construction that is expected to contain 475 apartment homes and 56,000 square feet of commercial space.

Acquisition Activity

During the three months ended June 30, 2022, the Company acquired Waterford Court, a wholly-owned community, located in Addison, TX, containing 196 apartment homes for a purchase price of $69,500,000.

During the six months ended June 30, 2022, the Company acquired two wholly-owned communities containing 403 apartment homes and 16,000 square feet of commercial space for a total purchase price of $164,500,000.

Disposition Activity

Consolidated Apartment Communities

During the six months ended June 30, 2022, the Company sold three wholly-owned communities containing an aggregate of 588 apartment homes. These assets were sold for $235,000,000 and a weighted average initial Market Cap Rate of 3.9%, resulting in a gain in accordance with GAAP of $148,708,000 and an Economic Gain of $119,804,000.

In July 2022, the Company sold Avalon Green I, Avalon Green II and Avalon Green III, three wholly-owned communities, located in Elmsford, NY, that contain an aggregate of 617 apartment homes, for $306,000,000. The Company intends to use the proceeds from the disposition
Copyright © 2022 AvalonBay Communities, Inc. All Rights Reserved

of the three phases of Avalon Green for the acquisition of a wholly-owned community located in Florida, which is currently under contract and expected to close in the three months ended September 30, 2022.

During the three and six months ended June 30, 2022, the Company sold 13 and 28, respectively, of the 172 residential condominiums at The Park Loggia, located in New York, NY, for gross proceeds of $41,002,000 and $81,338,000, respectively. As of June 30, 2022, the Company has sold 151 of the 172 residential condominiums for aggregate gross proceeds of $433,168,000 and the leasing of the commercial space has been completed.

Unconsolidated Real Estate Investments

In July 2022, Archstone Multifamily Partners AC LP (the "U.S. Fund"), a private discretionary real estate investment vehicle in which the Company holds an equity interest of 28.6%, sold Avalon Grosvenor Tower containing 237 apartment homes for a sales price of $95,250,000.

Structured Investment Program Activity

During the three months ended June 30, 2022, the Company entered into the first commitments under its Structured Investment Program, through which the Company will provide mezzanine loans or preferred equity to third party multifamily developers. The initial commitments are for two mezzanine loans of up to $79,575,000, in the aggregate, to fund multifamily development projects in Denver, CO, and Pleasant Hill, CA. At June 30, 2022, the Company had funded $6,055,000 of these commitments.

Liquidity and Capital Markets

In March 2022, the Company established an unsecured commercial paper note program which allows the Company to issue, from time to time, unsecured commercial paper notes with varying maturities of less than one year up to a maximum amount outstanding at any one time of $500,000,000. The program is backstopped by the Company's commitment to maintain available borrowing capacity under its unsecured credit facility in an amount equal to actual borrowings under the program. The Company did not have any amounts outstanding under its commercial paper program as of June 30, 2022 and had $175,000,000 outstanding as of the date of this release.

At June 30, 2022, the Company did not have any borrowings outstanding under its $1,750,000,000 unsecured credit facility and had $260,191,000 in unrestricted cash and cash in escrow.

The Company’s annualized Net Debt-to-Core EBITDAre (as defined in this release) for the second quarter of 2022 was 4.9 times and Unencumbered NOI (as defined in this release) for the six months ended June 30, 2022 was 95%.

During the six months ended June 30, 2022, the Company repaid $100,000,000 principal amount of its variable rate unsecured term loan at its maturity. The variable rate unsecured term loan was indexed to LIBOR plus 0.90% and entered into in February 2017.

During the three months ended June 30, 2022, in connection with an underwritten offering of shares, the Company entered into forward contracts to sell 2,000,000 shares of common stock by the end of 2023 for approximate proceeds of $494,200,000 net of offering fees and discounts and based on the initial forward price. The proceeds that the Company expects to receive on the date or dates of settlement are subject to certain customary adjustments during the term of the forward contract for the Company's dividends and a daily interest charge.

Third Quarter and Full Year 2022 Financial Outlook

For its third quarter and full year 2022 financial outlook, the Company expects the following:

Projected EPS, Projected FFO and Projected Core FFO Outlook (1)
	Q3 2022			Full Year 2022
	Low		High	Low		High
Projected EPS	$3.48	—	$3.58	$7.53	—	$7.73
Projected FFO per share	$2.49	—	$2.59	$9.74	—	$9.94
Projected Core FFO per share	$2.47	—	$2.57	$9.76	—	$9.96

(1) See Attachment 13, table 9, for reconciliations of Projected FFO per share and Projected Core FFO per share to Projected EPS.

Full Year Financial Outlook
				Full Year 2022
				vs. Full Year 2021
				Low		High
Same Store:
Residential rental revenue change				10.75%	—	11.75%
Residential Opex change				4.5%	—	5.5%
Residential NOI change				13.5%	—	15.0%

The following table compares the Company’s actual results for EPS, FFO per share and Core FFO per share for the second quarter 2022 to its third quarter 2022 financial outlook:

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Q2 2022 Results Compared to Q3 2022 Outlook
	Per Share
	EPS	FFO	Core FFO
Q2 2022 per share reported results	$0.99	$2.41	$2.43
Same Store Residential revenue	0.09	0.09	0.09
Same Store Residential Opex	(0.06)	(0.06)	(0.06)
Development and Other Stabilized Residential NOI	0.01	0.01	0.01
Commercial NOI	0.02	0.02	0.02
Capital markets and transaction activity	0.02	0.02	—
Overhead and other	0.05	0.05	0.03
Gain on sale of real estate and depreciation expense	2.41	—	—
Projected per share - Q3 2022 outlook (1)	$3.53	$2.54	$2.52

(1) Represents the mid-point of the Company's outlook.

The following table compares the Company’s July 2022 outlook for EPS, FFO per share and Core FFO per share for the full year 2022 to its April 2022 financial outlook:

July 2022 Full Year Outlook Compared to April 2022 Full Year Outlook
	Per Share
	EPS	FFO	Core FFO
Projected per share - April 2022 outlook (1)	$6.25	$9.57	$9.58
Same Store Residential revenue	0.31	0.31	0.31
Same Store Residential Opex	(0.01)	(0.01)	(0.01)
Commercial NOI	0.01	0.01	0.01
Capital markets and transaction activity	—	—	0.01
Overhead and other	(0.04)	(0.04)	(0.04)
Gain on sale of real estate and depreciation expense	1.11	—	—
Projected per share - July 2022 outlook (1)	$7.63	$9.84	$9.86

(1) Represents the mid-point of the Company's outlook.

Other Matters

The Company will hold a conference call on July 28, 2022 at 1:00 PM ET to review and answer questions about this release, its second quarter 2022 results, the Attachments (described below) and related matters. To participate on the call, dial 800-289-0720 and use conference id: 2742019.

To hear a replay of the call, which will be available from July 28, 2022 at 6:00 PM ET to August 4, 2022 at 6:00 PM ET, dial 888-203-1112 and use conference id: 2742019. A webcast of the conference call will also be available at http://www.avalonbay.com/earnings, and an online playback of the webcast will be available for at least seven days following the call.

The Company produces Earnings Release Attachments (the "Attachments") that provide detailed information regarding operating, development, redevelopment, disposition and acquisition activity. These Attachments are considered a part of this earnings release and are available in full with this earnings release via the Company's website at http://www.avalonbay.com/earnings. To receive future press releases via e-mail, please submit a request through http://investors.avalonbay.com/email_notification.

In addition to the Attachments, the Company is providing a teleconference presentation that will be available on the Company's website at http://www.avalonbay.com/earnings subsequent to this release and before the market opens on July 28, 2022.

About AvalonBay Communities, Inc.

As of June 30, 2022, the Company owned or held a direct or indirect ownership interest in 299 apartment communities containing 89,037 apartment homes in 12 states and the District of Columbia, of which 17 communities were under development and two communities were under redevelopment. The Company is an equity REIT in the business of developing, redeveloping, acquiring and managing apartment communities in leading metropolitan areas in New England, the New York/New Jersey Metro area, the Mid-Atlantic, the Pacific Northwest, and Northern and Southern California, as well as in the Company's expansion markets of Raleigh-Durham and Charlotte, North Carolina, Southeast Florida, Dallas and Austin, Texas, and Denver, Colorado. More information may be found on the Company’s website at http://www.avalonbay.com. For additional information, please contact Jason Reilley, Vice President of Investor Relations, at 703-317-4681.

Forward-Looking Statements

This release, including its Attachments, contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements, which you can identify by the Company’s use of words such as “expects,” “plans,” “estimates,” “anticipates,” “projects,” “intends,” “believes,” “outlook,” "may," "shall," "will," "pursue" and similar expressions that predict or indicate future events and trends and that do not report historical matters, are based on the Company’s expectations, forecasts and assumptions at the time of this release, which may not be realized and involve risks and uncertainties that cannot be predicted accurately or that might not be anticipated. These could cause actual results, performance or achievements to differ materially from the anticipated future results, performance or achievements expressed or implied by the forward-looking
Copyright © 2022 AvalonBay Communities, Inc. All Rights Reserved

statements. Risks and uncertainties that might cause such differences include the following: risks related to the COVID-19 pandemic, including the effect, among other factors, on the multifamily industry and the general economy of measures taken by businesses and the government, such as governmental limitations on the ability of multifamily owners to evict residents who are delinquent in the payment of their rent, the preferences of consumers and businesses for living and working arrangements, and federal efforts at economic stimulus; we may abandon development or redevelopment opportunities for which we have already incurred costs; adverse capital and credit market conditions, including rising interest rates, may affect our access to various sources of capital and/or cost of capital, which may affect our business activities, earnings and common stock price, among other things; changes in local employment conditions, demand for apartment homes, supply of competitive housing products, landlord-tenant laws, including the adoption of new rent control regulations, and other economic or regulatory conditions may result in lower than expected occupancy and/or rental rates and adversely affect the profitability of our communities; delays in completing development, redevelopment and/or lease-up, and general price inflation, may result in increased financing and construction costs and may delay and/or reduce the profitability of a community; debt and/or equity financing for development, redevelopment or acquisitions of communities may not be available or may not be available on favorable terms; we may be unable to obtain, or experience delays in obtaining, necessary governmental permits and authorizations; expenses may result in communities that we develop or redevelop failing to achieve expected profitability; our assumptions concerning risks relating to joint ventures and our ability to successfully dispose of certain assets may not be realized; our assumptions and expectations in our financial outlook may prove to be too optimistic; and the timing and net proceeds of condominium sales at The Park Loggia may not equal our current expectations. Additional discussions of risks and uncertainties that could cause actual results to differ materially from those expressed or implied by the forward-looking statements appear in the Company’s filings with the Securities and Exchange Commission, including the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 under the heading “Risk Factors” and under the heading “Management’s Discussion and Analysis of Financial Condition and Results of Operations - Forward-Looking Statements” and in subsequent quarterly reports on Form 10-Q.

The Company does not undertake a duty to update forward-looking statements, including its expected 2022 operating results and other financial data forecasts contained in this release. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

Definitions and Reconciliations

Non-GAAP financial measures and other capitalized terms, as used in this earnings release, are defined, reconciled and further explained on Attachment 13, Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Attachment 13 is included in the full earnings release available at the Company’s website at http://www.avalonbay.com/earnings.

Copyright © 2022 AvalonBay Communities, Inc. All Rights Reserved

Avalon Doral
Doral, FL

AVA RiNo
Denver, CO

eaves Santa Margarita
Santa Margarita, CA

SECOND QUARTER 2022

Supplemental Operating and Financial Data

AvalonBay offers four distinct brands – **Avalon**, **AVA**, **eaves by Avalon and Kanso** - each targeted to different customer segments with unique needs and preferences. This brand strategy helps us reach new customers and better serve our existing residents.

AvalonBay COMMUNITIES

 SECOND QUARTER 2022

Supplemental Operating and Financial Data

Table of Contents

Company Profile
Condensed Consolidated Operating Information..........................................................................................................	Attachment 1
Condensed Consolidated Balance Sheets....................................................................................................................	Attachment 2
Sequential Operating Information.................................................................................................................................	Attachment 3

Market Profile - Same Store
Quarterly Residential Rental Revenue and Occupancy Changes................................................................................	Attachment 4
Sequential Quarterly Residential Rental Revenue and Occupancy Changes..............................................................	Attachment 5
Year to Date Residential Rental Revenue and Occupancy Changes...........................................................................	Attachment 6
Residential Operating Expenses ("Opex")....................................................................................................................	Attachment 7

Development, Joint Venture and Debt Profile
Expensed Community Maintenance Costs and Capitalized Community Expenditures................................................	Attachment 8
Development Communities...........................................................................................................................................	Attachment 9
Unconsolidated Real Estate Investments.....................................................................................................................	Attachment 10
Debt Structure and Select Debt Metrics........................................................................................................................	Attachment 11

Financial Outlook
2022 Financial Outlook	Attachment 12

Definitions and Reconciliations
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms...................................................	Attachment 13

The following is a "Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The projections and estimates contained in the following attachments, including but not limited to Attachments 9, 10, 12 and 13, contain forward-looking statements that involve risks and uncertainties, and actual results may differ materially from those projected in such statements. Risks associated with the Company's development, redevelopment, construction, and lease-up activities which could impact the forward-looking statements are discussed in the paragraph titled "Forward-Looking Statements" in the release that accompanies, and should be read in conjunction with, these attachments. These and other risks are also described in the Company's filings with the Securities and Exchange Commission, including the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and the Company's Quarterly Reports on Form 10-Q for subsequent quarters, and could cause actual results to differ materially from such projections and estimates.

Attachment 1
AvalonBay Communities, Inc.
Condensed Consolidated Operating Information
June 30, 2022
(Dollars in thousands except per share data)
(unaudited)

	Q2	Q2		YTD	YTD
	2022	2021	% Change	2022	2021	% Change
Revenue:
Rental and other income	$643,655	$560,935	14.7%	$1,256,830	$1,111,194	13.1%
Management, development and other fees	904	808	11.9%	1,656	1,685	(1.7)%
Total	644,559	561,743	14.7%	1,258,486	1,112,879	13.1%
Operating expenses:
Direct property operating expenses, excluding property taxes	124,848	116,506	7.2%	247,309	231,214	7.0%
Property taxes	70,865	70,776	0.1%	141,603	140,186	1.0%
Total community operating expenses	195,713	187,282	4.5%	388,912	371,400	4.7%

Property management and other indirect operating expenses	(31,541)	(25,116)	25.6%	(60,392)	(50,459)	19.7%
Expensed transaction, development and other pursuit costs, net of recoveries	(2,364)	(1,653)	43.0%	(3,351)	(1,483)	126.0%
Interest expense, net (1)	(58,797)	(56,104)	4.8%	(115,323)	(108,717)	6.1%
Gain on extinguishment of debt, net	—	—	—%	—	122	(100.0)%
Depreciation expense	(199,302)	(184,472)	8.0%	(401,088)	(367,769)	9.1%
General and administrative expense	(21,291)	(18,465)	15.3%	(38,712)	(35,817)	8.1%
Casualty and impairment loss	—	(1,177)	100.0%	—	(1,177)	100.0%
Income from investments in unconsolidated entities	2,480	26,559	(90.7)%	2,797	26,092	(89.3)%
Gain on sale of communities	404	334,569	(99.9)%	149,204	388,296	(61.6)%
Gain on other real estate transactions, net	43	32	34.4%	80	459	(82.6)%
Net for-sale condominium activity (2)	(71)	(647)	(89.0)%	165	(1,560)	N/A
Income before income taxes	138,407	447,987	(69.1)%	402,954	589,466	(31.6)%

Income tax benefit (expense) (3)	159	(10)	N/A	(2,312)	745	N/A
Net income	138,566	447,977	(69.1)%	400,642	590,211	(32.1)%

Net income attributable to noncontrolling interests	125	(24)	N/A	93	(35)	N/A
Net income attributable to common stockholders	$138,691	$447,953	(69.0)%	$400,735	$590,176	(32.1)%

Net income attributable to common stockholders per common share - basic	$0.99	$3.21	(69.2)%	$2.87	$4.23	(32.2)%
Net income attributable to common stockholders per common share - diluted	$0.99	$3.21	(69.2)%	$2.86	$4.23	(32.4)%

FFO (3)	$336,792	$274,525	22.7%	$650,700	$545,347	19.3%
Per common share - diluted	$2.41	$1.97	22.3%	$4.65	$3.91	18.9%

Core FFO (3)	$340,025	$276,950	22.8%	$656,948	$548,596	19.8%
Per common share - diluted	$2.43	$1.98	22.7%	$4.69	$3.93	19.3%

Dividends declared - common	$222,772	$222,447	0.1%	$445,526	$444,871	0.1%
Per common share	$1.59	$1.59	—%	$3.18	$3.18	—%

Average shares and participating securities outstanding - basic	139,879,013	139,655,102	0.2%	139,858,967	139,632,253	0.2%
Average shares outstanding - diluted	139,934,478	139,650,639	0.2%	139,955,280	139,601,526	0.3%
Total outstanding common shares and operating partnership units	139,837,396	139,625,754	0.2%	139,837,396	139,625,754	0.2%

(1)	Amounts for the six months ended June 30, 2022 and 2021 include gains on interest rate contracts of $423 and $2,654, respectively. Amounts for the three and six months ended June 30, 2022 also include $1,608 for reserves related to our Structured Investment Program. See Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 3.
(2)	Amounts include $538 and $1,222 of for-sale condominium marketing, operating and administrative costs and $467 and $575 of gains on for-sale condominiums for the three months ended June 30, 2022 and 2021, respectively. Amounts include $1,304 and $2,266 of for-sale condominium marketing, operating and administrative costs and $1,469 and $706 of gains on for-sale condominiums for the six months ended June 30, 2022 and 2021, respectively. See Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 3.
(3)	See Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 3.

Attachment 2

AvalonBay Communities, Inc.
Condensed Consolidated Balance Sheets
June 30, 2022
(Dollars in thousands)
(unaudited)

	June 30,	December 31,
	2022	2021

Real estate	$24,165,590	$23,799,947
Less accumulated depreciation	(6,542,795)	(6,208,610)

Net operating real estate	17,622,795	17,591,337
Construction in progress, including land	800,663	807,101
Land held for development	194,458	147,546
For-sale condominium inventory (1)	73,622	146,535
Real estate assets held for sale, net	107,118	17,065

Total real estate, net	18,798,656	18,709,584

Cash and cash equivalents	152,522	420,251
Cash in escrow	107,669	123,537
Resident security deposits	36,252	33,757
Investments in unconsolidated entities	222,438	216,390
Other assets	451,240	398,497

Total assets	$19,768,777	$19,902,016

Unsecured notes, net	$7,252,785	$7,349,394
Unsecured credit facility and commercial paper	—	—
Notes payable, net	748,408	754,153
Resident security deposits	62,951	59,787
Other liabilities	783,692	802,221
Total liabilities	8,847,836	8,965,555

Redeemable noncontrolling interests	2,930	3,368
Equity	10,918,011	10,933,093

Total liabilities and equity	$19,768,777	$19,902,016

(1)	Consists of the aggregate carrying value of the unsold for-sale residential condominiums of The Park Loggia.

Attachment 3
AvalonBay Communities, Inc.
Sequential Operating Information (1)
June 30, 2022
(Dollars in thousands, except per home data)
(unaudited)

	Total Apartment Homes	Quarter Ended June 30, 2022	Quarter Ended March 31, 2022	Quarter Ended December 31, 2021
Residential Rental Revenue (2)
Same Store	70,347	$561,681	$534,796	$524,071
Other Stabilized (3)	6,617	45,104	41,633	37,950
Development/Redevelopment (4)	8,063	20,796	17,176	14,546
Commercial Rental Revenue (2)	N/A	9,337	10,031	9,396
Total Rental Revenue	85,027	$636,918	$603,636	$585,963

Residential Operating Expense
Same Store		$170,543	$167,588	$160,554
Other Stabilized (3)		14,668	15,178	13,160
Development/Redevelopment		6,879	5,177	5,216
Commercial Operating Expense		1,574	1,711	1,351
Total Operating Expense		$193,664	$189,654	$180,281

Residential NOI (5)
Same Store		$391,626	$367,551	$363,858
Other Stabilized (3)		30,973	26,846	25,081
Development/Redevelopment		13,925	12,007	9,338
Commercial NOI (5)		7,763	8,320	8,045
Total NOI		$444,287	$414,724	$406,322

Same Store Average Rental Rates		$2,760	$2,631	$2,583

Same Store Economic Occupancy		96.4%	96.3%	96.2%

Same Store Turnover (6)
Current year period / Prior year period		46.8% / 50.8%	35.3% / 44.2%	37.5% / 47.9%
Current year period YTD / Prior year period YTD		41.1% / 47.5%		47.1% / 52.7%

	SAME STORE LIKE-TERM EFFECTIVE RENT CHANGE (5)
	Q2 2022	July 2022 (7)
New England	15.4%	16.4%
Metro NY/NJ	16.4%	14.3%
Mid-Atlantic	11.1%	10.4%
Southeast FL	21.7%	17.0%
Denver, CO	13.8%	13.4%
Pacific NW	17.7%	15.0%
N. California	14.3%	12.1%
S. California	10.3%	10.4%
Total	13.9%	13.0%

(1)	Includes consolidated communities and excludes communities that have been sold or that are classified as held for sale.
(2)	Rental revenue excludes non-qualified REIT income.
(3)	Results for these communities prior to January 1, 2022 may reflect operations prior to stabilization, including lease-up, such that occupancy is not stabilized.
(4)	For per home rent projections and Economic Occupancy for Development communities currently under construction, see Attachment 9 - Development Communities.
(5)	See Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(6)	Turnover is the annualized number of units turned over during the period, divided by the total number of Same Store apartment homes for the respective period.
(7)	Rent change percentage for activity in July 2022 through July 26, 2022.

Attachment 4
AvalonBay Communities, Inc.
Quarterly Residential Rental Revenue and Occupancy Changes - Same Store (1)
June 30, 2022
(unaudited)

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Residential Rental Revenue ($000s)
											% Change on a Cash Basis (3)
		Q2 22	Q2 21	% Change	Q2 22	Q2 21	% Change	Q2 22	Q2 21	% Change

New England	9,774	$2,997	$2,689	11.5%	97.5%	95.9%	1.6%	$85,692	$75,787	13.1%	14.9%

Metro NY/NJ
New York City, NY	3,788	3,607	3,154	14.4%	97.3%	96.7%	0.6%	39,883	34,671	15.0%	19.3%
New York - Suburban	3,202	3,470	3,191	8.7%	95.4%	96.0%	(0.6)%	31,791	29,409	8.1%	7.8%
New Jersey	4,651	3,069	2,728	12.5%	96.5%	96.2%	0.3%	41,300	36,612	12.8%	14.6%
Metro NY/NJ	11,641	3,354	2,993	12.1%	96.4%	96.3%	0.1%	112,974	100,692	12.2%	14.2%

Mid-Atlantic
Washington Metro	11,369	2,321	2,168	7.1%	95.3%	94.8%	0.5%	75,479	70,157	7.6%	7.9%
Baltimore, MD	1,562	1,957	1,795	9.0%	97.1%	97.7%	(0.6)%	8,904	8,214	8.4%	8.0%
Mid-Atlantic	12,931	2,277	2,123	7.3%	95.5%	95.1%	0.4%	84,383	78,371	7.7%	7.9%

Southeast FL	1,214	2,715	2,196	23.6%	95.3%	96.3%	(1.0)%	9,426	7,691	22.6%	20.7%

Denver, CO	1,086	2,119	1,850	14.5%	96.5%	97.2%	(0.7)%	6,661	5,852	13.8%	13.1%

Pacific Northwest	4,807	2,547	2,176	17.0%	95.9%	95.9%	0.0%	35,218	30,095	17.0%	14.6%

Northern California
San Jose, CA	4,723	2,811	2,571	9.3%	96.5%	97.0%	(0.5)%	38,448	35,328	8.8%	8.4%
Oakland-East Bay, CA	4,136	2,599	2,410	7.8%	96.1%	96.4%	(0.3)%	30,995	28,822	7.5%	5.9%
San Francisco, CA	3,267	3,222	2,863	12.5%	95.5%	96.5%	(1.0)%	30,157	27,051	11.5%	7.8%
Northern California	12,126	2,850	2,595	9.8%	96.1%	96.7%	(0.6)%	99,600	91,201	9.2%	7.4%

Southern California
Los Angeles, CA	11,630	2,653	2,206	20.3%	96.7%	96.7%	0.0%	89,523	74,390	20.3%	19.0%
Orange County, CA	3,371	2,555	2,198	16.2%	96.6%	97.3%	(0.7)%	24,962	21,621	15.5%	14.5%
San Diego, CA	1,767	2,558	2,241	14.1%	97.7%	97.5%	0.2%	13,242	11,584	14.3%	13.4%
Southern California	16,768	2,623	2,208	18.8%	96.8%	96.9%	(0.1)%	127,727	107,595	18.7%	17.5%

Total Same Store	70,347	$2,760	$2,448	12.7%	96.4%	96.2%	0.2%	$561,681	$497,284	12.9%	12.9%

(1) Same Store is composed of communities with Stabilized Operations as of January 1, 2021 such that a comparison of Q2 2021 to Q2 2022 is meaningful.
(2) Reflects the effect of Residential concessions amortized over the average lease term.
(3) Represents the change in Residential Rental Revenue with Concessions on a Cash Basis. See Attachment 13, table 10, for additional detail and a reconciliation.

Attachment 5
AvalonBay Communities, Inc.
Sequential Quarterly Residential Rental Revenue and Occupancy Changes - Same Store (1)
June 30, 2022
(unaudited)

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Residential Rental Revenue ($000s)
											% Change on a Cash Basis (3)
		Q2 22	Q1 22	% Change	Q2 22	Q1 22	% Change	Q2 22	Q1 22	% Change

New England	9,774	$2,997	$2,873	4.3%	97.5%	97.0%	0.5%	$85,692	$81,748	4.8%	4.0%

Metro NY/NJ
New York City, NY	3,788	3,607	3,453	4.5%	97.3%	97.1%	0.2%	39,883	38,108	4.7%	2.8%
New York - Suburban	3,202	3,470	3,395	2.2%	95.4%	95.9%	(0.5)%	31,791	31,271	1.7%	1.7%
New Jersey	4,651	3,069	2,884	6.4%	96.5%	97.1%	(0.6)%	41,300	39,032	5.8%	5.1%
Metro NY/NJ	11,641	3,354	3,209	4.5%	96.4%	96.7%	(0.3)%	112,974	108,411	4.2%	3.3%

Mid-Atlantic
Washington Metro	11,369	2,321	2,234	3.9%	95.3%	95.5%	(0.2)%	75,479	72,799	3.7%	3.8%
Baltimore, MD	1,562	1,957	1,893	3.4%	97.1%	96.8%	0.3%	8,904	8,590	3.7%	3.7%
Mid-Atlantic	12,931	2,277	2,194	3.8%	95.5%	95.6%	(0.1)%	84,383	81,389	3.7%	3.8%

Southeast FL	1,214	2,715	2,570	5.6%	95.3%	96.8%	(1.5)%	9,426	9,056	4.1%	3.9%

Denver, CO	1,086	2,119	2,028	4.5%	96.5%	95.5%	1.0%	6,661	6,314	5.5%	5.8%

Pacific Northwest	4,807	2,547	2,394	6.4%	95.9%	95.5%	0.4%	35,218	32,981	6.8%	6.5%

Northern California
San Jose, CA	4,723	2,811	2,683	4.8%	96.5%	96.4%	0.1%	38,448	36,663	4.9%	3.9%
Oakland-East Bay, CA	4,136	2,599	2,491	4.3%	96.1%	96.2%	(0.1)%	30,995	29,737	4.2%	4.3%
San Francisco, CA	3,267	3,222	3,124	3.1%	95.5%	95.3%	0.2%	30,157	29,182	3.3%	1.6%
Northern California	12,126	2,850	2,737	4.1%	96.1%	96.0%	0.1%	99,600	95,582	4.2%	3.3%

Southern California
Los Angeles, CA	11,630	2,653	2,464	7.7%	96.7%	96.4%	0.3%	89,523	82,857	8.0%	7.9%
Orange County, CA	3,371	2,555	2,437	4.8%	96.6%	96.7%	(0.1)%	24,962	23,832	4.7%	4.7%
San Diego, CA	1,767	2,558	2,463	3.9%	97.7%	96.7%	1.0%	13,242	12,626	4.9%	4.9%
Southern California	16,768	2,623	2,457	6.8%	96.8%	96.5%	0.3%	127,727	119,315	7.1%	6.9%

Total Same Store	70,347	$2,760	$2,631	4.9%	96.4%	96.3%	0.1%	$561,681	$534,796	5.0%	4.5%

(1) Same Store is composed of communities with Stabilized Operations as of January 1, 2021.
(2) Reflects the effect of Residential concessions amortized over the average lease term.
(3) Represents the change in Residential Rental Revenue with Concessions on a Cash Basis. See Attachment 13, table 10, for additional detail and a reconciliation.

Attachment 6
AvalonBay Communities, Inc.
Year to Date Residential Rental Revenue and Occupancy Changes - Same Store (1)
June 30, 2022
(unaudited)

	Apartment Homes	Average Rental Rates (2)			Economic Occupancy			Residential Rental Revenue ($000s)
											% Change on a Cash Basis (3)
		Year to Date 2022	Year to Date 2021	% Change	Year to Date 2022	Year to Date 2021	% Change	Year to Date 2022	Year to Date 2021	% Change

New England	9,774	$2,935	$2,684	9.4%	97.3%	95.6%	1.7%	$167,440	$150,700	11.1%	13.6%

Metro NY/NJ
New York City, NY	3,788	3,531	3,182	11.0%	97.2%	96.5%	0.7%	77,991	69,847	11.7%	17.2%
New York - Suburban	3,202	3,433	3,153	8.9%	95.6%	95.7%	(0.1)%	63,062	57,974	8.8%	8.6%
New Jersey	4,651	2,975	2,713	9.7%	96.8%	96.1%	0.7%	80,332	72,793	10.4%	12.0%
Metro NY/NJ	11,641	3,282	2,987	9.9%	96.6%	96.1%	0.5%	221,385	200,614	10.4%	12.8%

Mid-Atlantic
Washington Metro	11,369	2,278	2,160	5.5%	95.4%	94.8%	0.6%	148,279	139,730	6.1%	7.0%
Baltimore, MD	1,562	1,925	1,777	8.3%	97.0%	97.4%	(0.4)%	17,494	16,211	7.9%	7.5%
Mid-Atlantic	12,931	2,236	2,115	5.7%	95.6%	95.0%	0.6%	165,773	155,941	6.3%	7.1%

Southeast FL	1,214	2,642	2,134	23.8%	96.0%	95.9%	0.1%	18,481	14,918	23.9%	22.7%

Denver, CO	1,086	2,074	1,832	13.2%	96.0%	96.4%	(0.4)%	12,975	11,503	12.8%	11.6%

Pacific Northwest	4,807	2,471	2,170	13.9%	95.7%	95.1%	0.6%	68,199	59,580	14.5%	14.0%

Northern California
San Jose, CA	4,723	2,747	2,606	5.4%	96.5%	96.5%	0.0%	75,111	71,231	5.4%	7.3%
Oakland-East Bay, CA	4,136	2,545	2,419	5.2%	96.2%	96.2%	0.0%	60,732	57,718	5.2%	3.8%
San Francisco, CA	3,267	3,173	2,892	9.7%	95.4%	95.9%	(0.5)%	59,340	54,348	9.2%	8.2%
Northern California	12,126	2,793	2,619	6.6%	96.1%	96.2%	(0.1)%	195,183	183,297	6.5%	6.4%

Southern California
Los Angeles, CA	11,630	2,559	2,207	15.9%	96.6%	96.3%	0.3%	172,380	148,382	16.2%	15.1%
Orange County, CA	3,371	2,496	2,170	15.0%	96.7%	96.8%	(0.1)%	48,794	42,477	14.9%	13.9%
San Diego, CA	1,767	2,511	2,207	13.8%	97.2%	97.0%	0.2%	25,868	22,700	14.0%	12.9%
Southern California	16,768	2,541	2,199	15.6%	96.6%	96.5%	0.1%	247,042	213,559	15.7%	14.6%

Total Same Store	70,347	$2,695	$2,446	10.2%	96.4%	95.9%	0.5%	$1,096,478	$990,112	10.7%	11.4%

(1) Same Store is composed of communities with Stabilized Operations as of January 1, 2021 such that a comparison of year to date 2021 to year to date 2022 is meaningful.
(2) Reflects the effect of Residential concessions amortized over the average lease term.
(3) Represents the change in Residential Rental Revenue with Concessions on a Cash Basis. See Attachment 13, table 10, for additional detail and a reconciliation.

Attachment 7
AvalonBay Communities, Inc.
Residential Operating Expenses ("Opex") - Same Store (1)
June 30, 2022
(Dollars in thousands)
(unaudited)

	Q2 2022	Q2 2021	% Change	Q2 2022 % of Total Opex	Year to Date 2022	Year to Date 2021	% Change	Year to Date 2022 % of Total Opex

Property taxes (2)	$60,124	$59,900	0.4%	35.2%	$120,791	$118,919	1.6%	35.7%
Payroll (3)	36,476	35,556	2.6%	21.4%	73,027	72,236	1.1%	21.6%
Repairs & maintenance (4)	31,953	30,102	6.1%	18.7%	58,993	55,709	5.9%	17.4%
Utilities (5)	16,349	14,007	16.7%	9.6%	35,012	29,832	17.4%	10.4%
Office operations (6)	14,823	12,663	17.1%	8.7%	28,995	25,318	14.5%	8.6%
Insurance (7)	7,446	7,030	5.9%	4.4%	14,633	13,897	5.3%	4.3%
Marketing	3,372	3,525	(4.3)%	2.0%	6,680	6,926	(3.6)%	2.0%
Total Same Store Residential Operating Expenses	$170,543	$162,783	4.8%	100.0%	$338,131	$322,837	4.7%	100.0%

(1)	Same Store operating expenses exclude indirect costs for corporate-level property management and other support-related expenses.

(2)	Property taxes increased for the six months ended June 30, 2022 over the prior year period due to (i) increased assessments across the portfolio and (ii) the expiration of property tax incentive programs at certain of our properties in New York City, partially offset by successful appeals in the current year period in excess of the prior year period.

(3)	Payroll costs increased for the three and six months ended June 30, 2022 over the prior year periods primarily due to increased benefit costs and maintenance salaries and overtime, partially offset by a reduction in on-site personnel.

(4)	Repairs and maintenance increased for the three months ended June 30, 2022 over the prior year period primarily due to increased turnover costs, costs for the operation and maintenance of smart home technology as well as pool operation and maintenance, partially offset by an increase in rebates as compared to the prior year period. Repairs and maintenance increased for the six months ended June 30, 2022 over the prior year period primarily due to an increase in turnover costs, a decrease in rebates and increased uninsured losses in the current year period.

(5)	Utilities represents aggregate utility costs, net of resident reimbursements. The increases for the three and six months ended June 30, 2022 over the prior year periods are primarily due to increased costs for water and sewer, net of resident reimbursements, gas and electricity consumption and rates, a refund for water and sewer in the prior year periods not present in the current year periods, trash removal as well as costs associated with the Company’s implementation of a bulk internet offering at its communities.

(6)	Office operations includes administrative costs, legal and eviction costs, land lease expense and association and license fees. The increases for the three and six months ended June 30, 2022 over the prior year periods are primarily due to bad debt expense associated with amounts due from residents for utility reimbursements, damage receipts and other related items and government licenses and gross receipts taxes in Northern California.

(7)	Insurance is composed of premiums, expected claims activity and associated reductions from receipt of claims recoveries. The increases for the three and six months ended June 30, 2022 over the prior year periods are primarily due to increased property insurance premiums and the timing of claims. Insurance costs can be variable due to the amounts and timing of estimated and actual claim activity and the related recoveries received.

Attachment 8
AvalonBay Communities, Inc.
Expensed Community Maintenance Costs and Capitalized Community Expenditures
June 30, 2022
(Dollars in thousands except per home data)
(unaudited)

		YTD 2022 Maintenance Expensed Per Home			Categorization of YTD 2022 Additional Capitalized Value (2)
Current Communities	Apartment Homes (1)	Carpet Replacement	Other Maintenance (3)	Total	Acquisitions, Construction, Redevelopment & Dispositions (4)		NOI Enhancing (5)	Asset Preservation	YTD 2022 Additional Capitalized Value	NOI Enhancing Per Home	Asset Preservation Per Home

Same Store	70,347	$53	$1,322	$1,375	$27,967	(6)	$12,629	$50,162	$90,758	$180	$713
Other Stabilized	6,617	18	1,070	1,088	168,697	(7)	82	403	169,182	$12	$61
Development/Redevelopment (8)	8,063	11	365	376	377,190		—	—	377,190	—	—
Dispositions (9)	—	—	—	—	(183,295)		—	—	(183,295)	—	—
Total	85,027	$47	$1,212	$1,259	$390,559		$12,711	$50,565	$453,835	N/A	N/A

(1)	Includes consolidated communities and excludes communities that have been sold or that are classified as held for sale.
(2)	Expenditures are capitalized for the acquisition or development of new assets or expenditures that extend the life of existing assets that will benefit the Company for periods greater than a year.
(3)	Other maintenance includes maintenance, landscaping and redecorating costs, as well as maintenance related payroll expense.
(4)	Includes the write-off of impaired assets and additional capitalized expenditures related to recognized casualty losses, if applicable.
(5)	This Attachment excludes capitalized expenditures for the commercial component of communities, which the Company classifies as NOI Enhancing. Same Store and Other Stabilized exclude $303 and $775, respectively, related to commercial space.
(6)	Consists primarily of expenditures for communities under redevelopment that have remained in Same Store with stabilized occupancy.
(7)	Represents acquired communities coupled with commitment close-outs and construction true-ups on recently constructed communities.
(8)	Includes communities that were under construction/reconstruction during the period, including communities where construction/reconstruction has been completed.
(9)	Includes The Park Loggia condominium sales.

Other Capitalized Costs
	Interest	Overhead
Q2 2022	$8,193	$13,417
Q1 2022	$7,100	$12,088
Q4 2021	$7,664	$11,447
Q3 2021	$7,862	$10,983

Attachment 9
AvalonBay Communities, Inc.
Development Communities as of June 30, 2022
(unaudited)

Community Information			Number	Total	Schedule					%	%	%	%
			of	Capital				Full Qtr	Avg Rent	Complete	Leased	Occupied	Economic
			Apt	Cost		Initial		Stabilized	Per				Occ.
Development Name		Location	Homes	(millions)	Start	Occupancy	Complete	Ops	Home	As of July 13, 2022			Q2 '22

	Communities Under Construction:
1.	Avalon Harrison (1)	Harrison, NY	143	$93	Q4 2018	Q3 2021	Q1 2023	Q3 2023	$3,910	58%	57%	57%	54%
2.	Avalon Harbor Isle	Island Park, NY	172	92	Q4 2020	Q2 2022	Q4 2022	Q2 2023	4,725	29%	34%	21%	10%
3.	Avalon Somerville Station	Somerville, NJ	374	118	Q4 2020	Q2 2022	Q3 2023	Q1 2024	3,040	12%	22%	9%	3%
4.	Avalon North Andover (2)	North Andover, MA	221	78	Q2 2021	Q4 2022	Q3 2023	Q4 2023	2,505	—	—	—	—
5.	Avalon Brighton	Boston, MA	180	89	Q2 2021	Q1 2023	Q2 2023	Q4 2023	3,315	—	—	—	—
6.	Avalon Merrick Park	Miami, FL	254	101	Q2 2021	Q1 2023	Q2 2023	Q4 2023	2,835	—	—	—	—
7.	Avalon Amityville I	Amityville, NY	338	131	Q2 2021	Q3 2023	Q2 2024	Q1 2025	3,110	—	—	—	—
8.	Avalon Bothell Commons I	Bothell, WA	467	235	Q2 2021	Q3 2023	Q2 2024	Q1 2025	2,965	—	—	—	—
9.	Avalon Westminster Promenade	Westminster, CO	312	110	Q3 2021	Q4 2023	Q1 2023	Q3 2024	2,130	—	—	—	—
10.	Avalon West Dublin	Dublin, CA	499	270	Q3 2021	Q4 2023	Q1 2025	Q2 2025	3,245	—	—	—	—
11.	Avalon Princeton Circle	Princeton, NJ	221	84	Q4 2021	Q1 2023	Q4 2023	Q1 2024	3,565	—	—	—	—
12.	Avalon Montville	Montville, NJ	349	127	Q4 2021	Q3 2023	Q3 2024	Q4 2024	2,895	—	—	—	—
13.	Avalon Redmond Campus (3)	Redmond, WA	214	80	Q4 2021	Q3 2023	Q1 2024	Q2 2024	2,795	—	—	—	—
14.	Avalon Governor's Park	Denver, CO	304	135	Q1 2022	Q2 2024	Q3 2024	Q1 2025	2,690	—	—	—	—
15.	Avalon West Windsor (1)	West Windsor, NJ	535	201	Q2 2022	Q3 2024	Q4 2025	Q2 2026	2,995	—	—	—	—
16.	Avalon Durham	Durham, NC	336	125	Q2 2022	Q2 2024	Q3 2024	Q2 2025	2,270	—	—	—	—
	Total / Weighted Average Under Construction		4,919	$2,069					$2,985

	Communities Completed this Quarter:
1.	Avalon Brea Place	Brea, CA	653	$293	Q2 2019	Q1 2021	Q2 2022	Q4 2022	$3,105	100%	80%	75%	67%
2.	AVA RiNo	Denver, CO	246	87	Q4 2019	Q4 2021	Q2 2022	Q4 2022	2,465	100%	96%	82%	60%
	Communities Completed Subtotal/Weighted Average		899	$380					$2,930

	Total/Weighted Average Under Construction and Completed this quarter		5,818	$2,449					$2,975

	Total Weighted Average Projected NOI as a % of Total Capital Cost			5.8%

Asset Cost Basis (millions) (4):
	Total Capital Cost, under construction and completed			$2,806
	Total Capital Cost, disbursed to date			(1,475)
	Total Capital Cost, remaining to invest			$1,331

(1)	Developments containing at least 10,000 square feet of commercial space include Avalon Harrison (27,000 sf) and Avalon West Windsor (19,000 sf).

(2)	During Q2 2022, the Company expanded its existing Development community, Avalon North Andover, adding 51 apartment homes at an incremental estimated Total Capital Cost of $22 million.

(3)	Avalon Redmond Campus is a densification of the Company's existing eaves Redmond Campus wholly-owned community, where 48 existing older apartment homes were demolished and will be replaced by a new Avalon branded 214 apartment home community. As a densification, this community is excluded from the weighted average projected NOI as a % of Total Capital Cost.

(4)	Includes the communities presented and three additional communities with 1,187 apartment homes representing $357 million in Total Capital Costs which completed construction but did not achieve Stabilized Operations as of June 30, 2022. Q2 2022 total NOI for these 21 communities was $9 million.

Attachment 10
AvalonBay Communities, Inc.
Unconsolidated Real Estate Investments
June 30, 2022
(Dollars in thousands)
(unaudited)

Operating Communities
				NOI (1)(2)		Debt
		AVB	Apartment	Q2	YTD	Principal	Interest
Venture	Communities	Ownership	Homes	2022	2022	Amount (1)	Rate (3)

NYTA MF Investors LLC	5	20.0%	1,301	$9,666	$18,960	$395,399	3.88%
Archstone Multifamily Partners AC LP (the "U.S. Fund") (4)	3	28.6%	671	3,143	6,102	115,603	3.65%
MVP I, LLC	1	25.0%	313	2,000	3,926	103,000	3.24%
Brandywine Apartments of Maryland, LLC	1	28.7%	305	1,122	1,753	20,058	3.40%
Total Unconsolidated Real Estate Investments	10		2,590	$15,931	$30,741	$634,060	3.72%

Development Communities
			Projected						%	%	%	%
				Total Capital					Complete	Leased	Occupied	Economic
		AVB	Apartment	Cost		Initial		Avg Rent	As of			Occ.
Venture	Location	Ownership	Homes	(millions) (1)	Start	Occupancy	Complete	Per Home	As of July 13, 2022			Q2 '22

Under Construction:
Arts District Joint Venture (5)	Los Angeles, CA	25.0%	475	$276	Q3 2020	Q1 2023	Q4 2023	$3,360	—	—	—	—

Completed this Quarter:
Avalon Alderwood MF, LLC	Lynnwood, WA	50.0%	328	$110	Q4 2019	Q4 2021	Q2 2022	$2,565	100%	84%	80%	58%
Total/Weighted Average Under Construction and Completed this quarter			803	$386				$3,035

(1)NOI, debt principal amount and projected Total Capital Cost are presented at 100% ownership.
(2)NOI excludes property management fees as the Company serves as the property management company for all ventures except Brandywine Apartments of Maryland, LLC.
(3)Represents the weighted average interest rate as of June 30, 2022.
(4)In July 2022, the U.S. Fund sold Avalon Grosvenor Tower containing 237 apartment homes for a sales price of $95,250, using a portion of the proceeds to repay $39,060 principal amount of 3.74% fixed rate debt secured by Avalon Grosvenor Tower, at par.
(5)This development is expected to include 56,000 square feet of commercial space. The Company has funded its full equity commitment. The venture has secured a variable rate construction loan with a maximum borrowing of $167,147 to fund the remaining development costs representing approximately 60% of Total Capital Cost, of which $37,947 has been drawn at June 30, 2022.

Attachment 11
AvalonBay Communities, Inc.
Debt Structure and Select Debt Metrics
June 30, 2022
(Dollars in thousands)
(unaudited)

DEBT COMPOSITION AND MATURITIES

		Average Interest Rate (1)	Principal Amortization Payments and Maturities (2)
Debt Composition	Amount		Year	Secured notes amortization and maturities	Unsecured notes maturities	Total

Secured notes			2022	$1,837	$—	$1,837
Fixed rate	$305,953	3.7%	2023	8,999	600,000	608,999
Variable rate	458,050	2.5%	2024	9,837	450,000	459,837
Subtotal, secured notes	764,003	3.0%	2025	10,478	825,000	835,478
			2026	11,420	775,000	786,420
Unsecured notes			2027	249,865	400,000	649,865
Fixed rate	7,150,000	3.2%	2028	18,512	850,000	868,512
Variable rate	150,000	2.1%	2029	75,712	450,000	525,712
Subtotal, unsecured notes	7,300,000	3.2%	2030	10,014	700,000	710,014
			2031	10,669	600,000	610,669
Variable rate facility (3)	—	—%	Thereafter	356,660	1,650,000	2,006,660
Commercial Paper (3)	—	—%		$764,003	$7,300,000	$8,064,003
Total Debt	$8,064,003	3.2%

SELECT DEBT METRICS

Q2 2022 Net Debt-to-Core EBITDAre (4)	4.9x	Q2 2022 Interest Coverage (4)	7.0x	YTD 2022 Unencumbered NOI (4)	95%	Weighted avg years to maturity of total debt (2)	8.4

DEBT COVENANT COMPLIANCE

Unsecured Line of Credit Covenants	June 30, 2022	Requirement

Total Outstanding Indebtedness to Capitalization Value (5)	29.2%	<	65%
Combined EBITDA to Combined Debt Service	5.83x	>	1.50x
Unsecured Indebtedness to Unencumbered Asset Value	27.2%	<	65%
Secured Indebtedness to Capitalization Value (5)	3.2%	<	40%

Unsecured Senior Notes Covenants (6)	June 30, 2022	Requirement

Total Outstanding Indebtedness to Total Assets (7)	31.8%	<	65%
Secured Indebtedness to Total Assets (7)	2.9%	<	40%
Unencumbered Assets to Unsecured Indebtedness	327.4%	>	150%
Consolidated Income Available for Debt Service to the Annual Service Charge	6.52x	>	1.50x

(1)
Rates are as of June 30, 2022 and, for secured and unsecured notes, include costs of financing such as credit enhancement fees, trustees' fees, the impact of interest rate hedges and mark-to-market adjustments.

(2)	Excludes the Company's (i) unsecured credit facility, (ii) commercial paper program and (iii) any associated issuance discount, mark-to-market discounts and deferred financing costs, if applicable.
(3)
Represents amounts outstanding at June 30, 2022 under the Company's (i) $1.75 billion unsecured credit facility and (ii) $500 million unsecured commercial paper program, which is backstopped by, and reduces the borrowing capacity of, the unsecured credit facility. As of the date of this release, the Company had $175,000,000 outstanding under its commercial paper program.

(4)	See Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.
(5)
Capitalization Value represents the Company’s Combined EBITDA for operating communities that the Company has owned for at least 12 months as of June 30, 2022, capitalized at a rate of 6% per annum, plus the book value of Development communities and real estate communities acquired. For discussion of other defined terms, see "Debt Covenant Compliance" in Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

(6)
The information about the Company’s unsecured senior notes covenants shows compliance with selected covenants under the Company’s 1998 Indenture, under which debt securities are outstanding with maturity dates through 2047, subject to prepayment or redemption at the Company’s election. See “Debt Covenant Compliance” in Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms. Different covenants apply to debt securities outstanding under the Company’s 2018 Indenture.

(7)
Total Assets represents the sum of the Company's undepreciated real estate assets and other assets, excluding accounts receivable. See "Debt Covenant Compliance" in Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms.

Attachment 12
AvalonBay Communities, Inc.
2022 Financial Outlook
As of July 27, 2022
(dollars in millions, except per share and apartment home data)
(unaudited)

Key Outputs (1)

	Full Year	Full Year 2022 Projected			Full Year 2022 Projected
	2021 Actual	February 2022 Outlook			July 2022 Outlook
EPS	$7.19	$6.56	to	$7.06	$7.53	to	$7.73
FFO per share	$8.13	$9.28	to	$9.78	$9.74	to	$9.94
Core FFO per share	$8.26	$9.30	to	$9.80	$9.76	to	$9.96

Assumptions							Key Capital Items
	Full Year 2022 Projected							Full Year 2022 Projected
	February 2022 Outlook			July 2022 Outlook				February 2022 Outlook	July 2022 Outlook

Same Store assumptions:							New capital sourced from asset and condominium sales and capital markets activity	$880	$900
Residential revenue change	7.25%	to	9.25%	10.75%	to	11.75%
Residential Opex change	4.0%	to	5.5%	4.5%	to	5.5%
Residential NOI change	8.5%	to	11.5%	13.5%	to	15.0%	Capital used for debt redemptions and amortization	$140	$290

	February 2022 Outlook			July 2022 Outlook

Capitalized interest	$32 to $42			$32 to $36			Capital used for development and redevelopment activity, including land	$1,080	$920

Expected capital cost for Development:
Started in 2022	$1,050 to $1,250			$750 to $950
Completed in 2022	$777			$692

Development homes completed and delivered in 2022	1,300			1,350

Development homes occupied in 2022	1,525			1,550

2022 Projected NOI - Development	$37 to $47			$40 to $44

Expensed overhead (2)	$179 to $189			$188 to $192
Expensed overhead, included in Core FFO (2)
	$176 to $186			$188 to $192

(1)See Attachment 13 for Definitions and Reconciliations of Non-GAAP Financial Measures, including the reconciliation of Projected EPS to Projected FFO per share and Projected FFO per share to Projected Core FFO per share and the reconciliation of net income to NOI.
(2)Expensed overhead includes general and administrative expense, property management and other indirect operating expenses. Expensed overhead, included in Core FFO, represents expensed overhead adjusted to remove the impact of executive transition compensation costs as well as legal and other settlements as detailed on Attachment 13, Table 3.

Attachment 13

AvalonBay Communities, Inc.
Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms
June 30, 2022
(unaudited)

This release, including its attachments, contains certain non-GAAP financial measures and other terms. The definitions and calculations of these non-GAAP financial measures and other terms may differ from the definitions and methodologies used by other REITs and, accordingly, may not be comparable. The non-GAAP financial measures referred to below should not be considered an alternative to net income as an indication of our performance. In addition, these non-GAAP financial measures do not represent cash generated from operating activities in accordance with GAAP and therefore should not be considered as an alternative measure of liquidity or as indicative of cash available to fund cash needs.

Asset Preservation Capex represents capital expenditures that the Company does not expect will directly result in increased revenue or expense savings.

Average Rent per Home, as calculated for certain Development communities in lease-up, reflects management’s projected stabilized rents net of estimated stabilized concessions, including estimated stabilized other rental revenue and excluding projected commercial revenue. Projected stabilized rents are based on one or more of the following: (i) actual average leased rents on apartments leased through quarter end, (ii) projected rollover rents on apartments leased through quarter end where the lease term expires within the first twelve months of Stabilized Operations and (iii) Market Rents on unleased homes.

Average Rental Rates are calculated by the Company as Residential rental revenue in accordance with GAAP, divided by the weighted average number of occupied apartment homes.

Commercial represents results attributable to the non-apartment components of the Company's mixed-use communities and other non-residential operations.

Debt Covenant Compliance ratios for the Unsecured Line of Credit Covenants show the Company's compliance with selected covenants provided in the Company’s Fifth Amended and Restated Revolving Loan Agreement dated as of February 28, 2019 and the Company’s Amended and Restated Term Loan Agreement dated February 28, 2019, which have been filed as exhibits to the Company’s SEC reports. The ratios for the Unsecured Senior Notes Covenants show only the Company's compliance with selected covenants provided in the Company’s Indenture dated as of January 16, 1998, as supplemented by the First Supplemental Indenture dated as of January 20, 1998, Second Supplemental Indenture dated as of July 7, 1998, Amended and Restated Third Supplemental Indenture dated as of July 20, 2000, Fourth Supplemental Indenture dated as of September 18, 2006 and Fifth Supplemental Indenture dated as of November 21, 2014 (collectively, the “1998 Indenture"), which have been filed as exhibits to the Company’s SEC reports. Different covenants apply to debt securities outstanding under the Company’s Indenture dated as of February 23, 2018, as supplemented by the First Supplemental Indenture dated as of March 26, 2018 and the Second Supplemental Indenture dated as of May 29, 2018 (collectively, the “2018 Indenture”), which have been filed as exhibits to the Company's SEC reports. Compliance with selected covenants under the 2018 Indenture is excluded from the presentation of Debt Covenant Compliance in this release.

The Debt Covenant Compliance ratios are provided only to show the Company’s compliance with certain covenants contained in the 1998 Indenture governing a majority of the Company's unsecured debt securities and in the Company’s Credit Facility and Term Loans, as of the date reported. These ratios should not be used for any other purpose, including without limitation to evaluate the Company’s financial condition or results of operations, nor do they indicate the Company’s covenant compliance as of any other date or for any other period. The capitalized terms in the disclosure are defined in the Indenture or the Credit Facility and the Term Loans, and may differ materially from similar terms (a) used elsewhere in this release and the Attachments and (b) used by other companies that present information about their covenant compliance. For risks related to failure to comply with these covenants, see “Risk Factors – Risks related to indebtedness” and other risks discussed in the Company’s 2021 Annual Report on Form 10-K and the Company’s other reports filed with the SEC.

Attachment 13

Development is composed of consolidated communities that are either currently under construction, or were under construction and were completed during the current year. These communities may be partially or fully complete and operating.

Development Rights are development opportunities in the early phase of the development process for which the Company either has an option to acquire land or enter into a leasehold interest, for which the Company is the buyer under a long-term conditional contract to purchase land, where the Company controls the land through a ground lease or owns land to develop a new community, or where the Company is the designated developer in a public-private partnership. The Company capitalizes related pre-development costs incurred in pursuit of new developments for which the Company currently believes future development is probable.

EBITDA, EBITDAre and Core EBITDAre are considered by management to be supplemental measures of our financial performance. EBITDA is defined by the Company as net income or loss attributable to the Company computed in accordance with GAAP before interest expense, income taxes, depreciation and amortization. EBITDAre is calculated by the Company in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts (“Nareit”), as EBITDA plus or minus losses and gains on the disposition of depreciated property, plus impairment write-downs of depreciated property, with adjustments to reflect the Company's share of EBITDAre of unconsolidated entities. Core EBITDAre is the Company’s EBITDAre as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered part of the Company’s core business operations, Core EBITDAre can help one compare the core operating and financial performance of the Company between periods. A reconciliation of EBITDA, EBITDAre and Core EBITDAre to net income is as follows (dollars in thousands):

TABLE 1
Q2
2022
Net income	$138,566
Interest expense and loss on extinguishment of debt	57,014
Income tax benefit	(159)
Depreciation expense	199,302
EBITDA	$394,723

Gain on sale of communities	(404)
Unconsolidated entity EBITDAre adjustments (1)	3,081
EBITDAre	$397,400

Unconsolidated entity gains, net	(2,040)
Structured Investment Program loan reserve	1,608
Advocacy contributions	384
Loss on interest rate contract	297
Executive transition compensation costs	407
Severance related costs	24
Development pursuit write-offs and expensed transaction costs, net of recoveries	1,839
Gain on for-sale condominiums	(467)
For-sale condominium marketing, operating and administrative costs	538
Gain on other real estate transactions, net	(43)
Legal settlements	129
Core EBITDAre	$400,076

(1) Includes joint venture interest, taxes, depreciation, gain on dispositions of depreciated real estate and impairment losses, if applicable, included in net income.

Attachment 13

Economic Gain is calculated by the Company as the gain on sale in accordance with GAAP, less accumulated depreciation through the date of sale and any other adjustments that may be required under GAAP accounting. Management generally considers Economic Gain to be an appropriate supplemental measure to gain on sale in accordance with GAAP because it helps investors to understand the relationship between the cash proceeds from a sale and the cash invested in the sold community. The Economic Gain for disposed communities is based on their respective final settlement statements. A reconciliation of the aggregate Economic Gain to the aggregate gain on sale in accordance with GAAP for the wholly-owned communities disposed of during the six months ended June 30, 2022 is as follows (dollars in thousands):

TABLE 2
YTD 2022
GAAP Gain	$148,708

Accumulated Depreciation and Other	(28,904)

Economic Gain	$119,804

Economic Occupancy is defined as total possible Residential revenue less vacancy loss as a percentage of total possible Residential revenue. Total possible Residential revenue (also known as “gross potential”) is determined by valuing occupied units at contract rates and vacant units at Market Rents. Vacancy loss is determined by valuing vacant units at current Market Rents. By measuring vacant apartments at their Market Rents, Economic Occupancy takes into account the fact that apartment homes of different sizes and locations within a community have different economic impacts on a community’s gross revenue.

FFO and Core FFO are considered by management to be supplemental measures of our operating and financial performance. FFO is calculated by the Company in accordance with the definition adopted by Nareit. FFO is calculated by the Company as Net income or loss attributable to common stockholders computed in accordance with GAAP, adjusted for gains or losses on sales of previously depreciated operating communities, cumulative effect of a change in accounting principle, impairment write-downs of depreciable real estate assets, write-downs of investments in affiliates which are driven by a decrease in the value of depreciable real estate assets held by the affiliate and depreciation of real estate assets, including adjustments for unconsolidated partnerships and joint ventures. By excluding gains or losses related to dispositions of previously depreciated operating communities and excluding real estate depreciation (which can vary among owners of identical assets in similar condition based on historical cost accounting and useful life estimates), FFO can help one compare the operating and financial performance of a company’s real estate between periods or as compared to different companies. Core FFO is the Company's FFO as adjusted for non-core items outlined in the table below. By further adjusting for items that are not considered by us to be part of our core business operations, Core FFO can help one compare the core operating and financial performance of the Company between periods. A reconciliation of Net income attributable to common stockholders to FFO and to Core FFO is as follows (dollars in thousands):

Attachment 13

TABLE 3
	Q2	Q2	YTD	YTD
	2022	2021	2022	2021
Net income attributable to common stockholders	$138,691	$447,953	$400,735	$590,176
Depreciation - real estate assets, including joint venture adjustments	198,493	183,257	399,145	365,571
Distributions to noncontrolling interests	12	12	24	24
Gain on sale of unconsolidated entities holding previously depreciated real estate	—	(23,305)	—	(23,305)
Gain on sale of previously depreciated real estate	(404)	(334,569)	(149,204)	(388,296)
Casualty and impairment loss on real estate	—	1,177	—	1,177
FFO attributable to common stockholders	336,792	274,525	650,700	545,347

Adjusting items:
Unconsolidated entity gains, net (1)	(2,040)	(2,233)	(2,295)	(2,132)
Structured Investment Program loan reserve (2)	1,608	—	1,608	—
Gain on extinguishment of consolidated debt	—	—	—	(122)
Loss (gain) on interest rate contract	297	—	(432)	(2,654)
Advocacy contributions	384	—	534	—
Executive transition compensation costs	407	407	809	2,188
Severance related costs	24	102	65	102
Development pursuit write-offs and expensed transaction costs, net of recoveries	1,839	527	1,998	302
Gain on for-sale condominiums (3)	(467)	(575)	(1,469)	(706)
For-sale condominium marketing, operating and administrative costs (3)	538	1,222	1,304	2,266
For-sale condominium imputed carry cost (4)	716	1,979	1,635	4,131
Gain on other real estate transactions, net	(43)	(32)	(80)	(459)
Legal settlements	129	1,018	259	1,078
Income tax (benefit) expense (5)	(159)	10	2,312	(745)
Core FFO attributable to common stockholders	$340,025	$276,950	$656,948	$548,596

Average shares outstanding - diluted	139,934,478	139,650,639	139,955,280	139,601,526

Earnings per share - diluted	$0.99	$3.21	$2.86	$4.23
FFO per common share - diluted	$2.41	$1.97	$4.65	$3.91
Core FFO per common share - diluted	$2.43	$1.98	$4.69	$3.93

(1) Amounts for the three and six months ended June 30, 2022 include unrealized gains of $2,040 on property technology investments. Amounts for the three and six months ended June 30, 2021 include unrealized gains of $3,272 on property technology investments, partially offset by the write-off of asset management fee intangibles associated with the disposition of the final two Archstone Multifamily Partners AC JV LP communities.
(2) Amounts represent the expected credit losses associated with the Company's lending commitments under its Structured Investment Program. The timing and amount of any actual losses that will be incurred, if any, is to be determined.
(3) Aggregate impact of (i) Gain on for-sale condominiums and (ii) For-sale condominium marketing, operating and administrative costs, is a net expense of $71 for Q2 2022 and net gain of $165 for YTD 2022 and a net expense of $647 for Q2 2021 and $1,560 for YTD 2021, respectively, as shown on Attachment 1 - Condensed Consolidated Operating Information.
(4) Represents the imputed carry cost of the for-sale residential condominiums at The Park Loggia. The Company computes this adjustment by multiplying the Total Capital Cost of completed and unsold for-sale residential condominiums by the Company's weighted average unsecured debt effective interest rate.
(5) YTD 2022 income tax expense is the recognition of taxes primarily associated with The Park Loggia.

Attachment 13

Interest Coverage is calculated by the Company as Core EBITDAre divided by interest expense. Interest Coverage is presented by the Company because it provides rating agencies and investors an additional means of comparing our ability to service debt obligations to that of other companies. A calculation of Interest Coverage for the three months ended June 30, 2022 is as follows (dollars in thousands):

TABLE 4

Core EBITDAre (1)	$400,076

Interest expense (2)	$57,014

Interest Coverage	7.0 times

(1) For additional detail, see Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 1.
(2) Excludes the impact of loss on interest rate contract.

Like-Term Effective Rent Change represents the percentage change in effective rent between two leases of the same lease term category for the same apartment. The Company defines effective rent as the contractual rent for an apartment less amortized concessions and discounts. Average Like-Term Effective Rent Change is weighted based on the number of leases meeting the criteria for new move-in and renewal like-term effective rent change. New Move-In Like-Term Effective Rent Change is the change in effective rent between the contractual rent for a resident who moves out of an apartment, and the contractual rent for a resident who moves into the same apartment with the same lease term category. Renewal Like-Term Effective Rent Change is the change in effective rent between two consecutive leases of the same lease term category for the same resident occupying the same apartment.

Market Cap Rate is defined by the Company as Projected NOI of a single community for the first 12 months of operations (assuming no repositioning), less estimates for non-routine allowance of approximately $300 - $500 per apartment home, divided by the gross sales price for the community. Projected NOI, as referred to above, represents management’s estimate of projected rental revenue minus projected operating expenses before interest, income taxes (if any), depreciation and amortization. For this purpose, management’s projection of operating expenses for the community includes a management fee of 2.25%. The Market Cap Rate, which may be determined in a different manner by others, is a measure frequently used in the real estate industry when determining the appropriate purchase price for a property or estimating the value for a property. Buyers may assign different Market Cap Rates to different communities when determining the appropriate value because they (i) may project different rates of change in operating expenses and capital expenditure estimates and (ii) may project different rates of change in future rental revenue due to different estimates for changes in rent and occupancy levels. The weighted average Market Cap Rate is weighted based on the gross sales price of each community.

Market Rents as reported by the Company are based on the current market rates set by the Company based on its experience in renting apartments and publicly available market data. Market Rents for a period are based on the average Market Rents during that period and do not reflect any impact for cash concessions.

Attachment 13

Net Debt-to-Core EBITDAre is calculated by the Company as total debt (secured and unsecured notes, and the Company's variable rate unsecured credit facility and commercial paper program) that is consolidated for financial reporting purposes, less consolidated cash and cash in escrow, divided by annualized second quarter 2022 Core EBITDAre. A calculation of Net Debt-to-Core EBITDAre is as follows (dollars in thousands):

TABLE 5

Total debt principal (1)	$8,064,003
Cash and cash in escrow	(260,191)
Net debt	$7,803,812

Core EBITDAre (2)	$400,076

Core EBITDAre, annualized	$1,600,304

Net Debt-to-Core EBITDAre	4.9 times

(1) Balance at June 30, 2022 excludes $9,201 of debt discount and $38,014 of deferred financing costs as reflected in unsecured notes, net, and $12,973 of debt discount and $2,622 of deferred financing costs as reflected in notes payable on the Condensed Consolidated Balance Sheets.
(2) For additional detail, see Attachment 13 - Definitions and Reconciliations of Non-GAAP Financial Measures and Other Terms, table 1.

NOI is defined by the Company as total property revenue less direct property operating expenses (including property taxes), and excluding corporate-level income (including management, development and other fees), corporate-level property management and other indirect operating expenses, expensed transaction, development and other pursuit costs, net of recoveries, interest expense, net, loss (gain) on extinguishment of debt, net, general and administrative expense, income from investments in unconsolidated entities, depreciation expense, income tax (benefit) expense, casualty and impairment loss, gain on sale of communities, gain on other real estate transactions, net, net for-sale condominium activity and net operating income from real estate assets sold or held for sale. The Company considers NOI to be an important and appropriate supplemental performance measure to Net Income of operating performance of a community or communities because it helps both investors and management to understand the core operations of a community or communities prior to the allocation of any corporate-level property management overhead or financing-related costs. NOI reflects the operating performance of a community, and allows for an easier comparison of the operating performance of individual assets or groups of assets. In addition, because prospective buyers of real estate have different financing and overhead structures, with varying marginal impact to overhead as a result of acquiring real estate, NOI is considered by many in the real estate industry to be a useful measure for determining the value of a real estate asset or groups of assets.

Residential NOI represents results attributable to the Company's apartment rental operations, including parking and other ancillary Residential revenue. A reconciliation of Residential NOI to Net Income, as well as a breakdown of Residential NOI by operating segment, is as follows (dollars in thousands):

Attachment 13

TABLE 6
	Q2	Q2	Q1	Q4	YTD	YTD
	2022	2021	2022	2021	2022	2021
Net income	$138,566	$447,977	$262,076	$335,298	$400,642	$590,211
Property management and other indirect operating expenses, net of corporate income	30,632	24,318	28,113	24,555	58,745	48,788
Expensed transaction, development and other pursuit costs, net of recoveries	2,364	1,653	987	1,331	3,351	1,483
Interest expense, net	58,797	56,104	56,526	55,711	115,323	108,717
Loss (gain) on extinguishment of debt, net	—	—	—	19	—	(122)
General and administrative expense	21,291	18,465	17,421	16,481	38,712	35,817
Income from investments in unconsolidated entities	(2,480)	(26,559)	(317)	(5,626)	(2,797)	(26,092)
Depreciation expense	199,302	184,472	201,786	197,036	401,088	367,769
Income tax (benefit) expense	(159)	10	2,471	4,299	2,312	(745)
Casualty and impairment loss	—	1,177	—	2	—	1,177
Gain on sale of communities	(404)	(334,569)	(148,800)	(213,881)	(149,204)	(388,296)
Gain on other real estate transactions, net	(43)	(32)	(37)	(95)	(80)	(459)
Net for-sale condominium activity	71	647	(236)	(425)	(165)	1,560
NOI from real estate assets sold or held for sale	(3,650)	(13,893)	(5,266)	(8,383)	(8,916)	(28,472)
NOI	444,287	359,770	414,724	406,322	859,011	711,336

Commercial NOI	(7,763)	(5,620)	(8,320)	(8,045)	(16,083)	(10,931)
Residential NOI	$436,524	$354,150	$406,404	$398,277	$842,928	$700,405

Residential NOI
Same Store:
New England	$57,176	$49,074	$52,478	$52,498	$109,654	$96,531
Metro NY/NJ	78,483	68,069	74,707	74,329	153,190	136,536
Mid-Atlantic	57,393	52,075	55,501	55,104	112,894	104,796
Southeast FL	6,161	4,545	5,965	5,904	12,126	8,723
Denver, CO	4,900	3,935	4,727	4,486	9,627	7,954
Pacific NW	25,212	20,303	23,122	21,598	48,334	39,863
N. California	71,439	64,371	67,807	67,052	139,246	129,418
S. California	90,862	72,491	83,244	82,887	174,106	144,145
Total Same Store	391,626	334,863	367,551	363,858	759,177	667,966
Other Stabilized	30,973	14,716	26,846	25,081	57,819	24,527
Development/Redevelopment	13,925	4,571	12,007	9,338	25,932	7,912
Residential NOI	$436,524	$354,150	$406,404	$398,277	$842,928	$700,405

NOI as reported by the Company does not include the operating results from assets sold or classified as held for sale. A reconciliation of NOI from communities sold or classified as held for sale is as follows (dollars in thousands):

TABLE 7
	Q2	Q2	Q1	Q4	YTD	YTD
	2022	2021	2022	2021	2022	2021

Revenue from real estate assets sold or held for sale	$5,699	$22,887	$8,812	$13,891	$14,510	$47,165
Operating expenses from real estate assets sold or held for sale	(2,049)	(8,994)	(3,546)	(5,508)	(5,594)	(18,693)
NOI from real estate assets sold or held for sale	$3,650	$13,893	$5,266	$8,383	$8,916	$28,472

Attachment 13

Commercial NOI is composed of the following components (in thousands):

TABLE 8
	Q2	Q2	Q1	Q4	YTD	YTD
	2022	2021	2022	2021	2022	2021

Commercial Revenue	$9,337	$7,046	$10,031	$9,396	$19,368	$13,800
Commercial Operating Expenses	(1,574)	(1,426)	(1,711)	(1,351)	(3,285)	(2,869)
Commercial NOI	$7,763	$5,620	$8,320	$8,045	$16,083	$10,931

NOI Enhancing Capex represents capital expenditures that the Company expects will directly result in increased revenue or expense savings, and excludes any capital expenditures for redevelopment.

Other Stabilized is composed of completed consolidated communities that the Company owns, which have Stabilized Operations as of January 1, 2022, or which were acquired subsequent to January 1, 2021. Other Stabilized excludes communities that are conducting or are probable to conduct substantial redevelopment activities.

Projected FFO and Projected Core FFO, as provided within this release in the Company’s outlook, are calculated on a basis consistent with historical FFO and Core FFO, and are therefore considered to be appropriate supplemental measures to projected Net Income from projected operating performance. A reconciliation of the ranges provided for Projected FFO per share (diluted) for the third quarter and full year 2022 to the ranges provided for projected EPS (diluted) and corresponding reconciliation of the ranges for Projected FFO per share to the ranges for Projected Core FFO per share are as follows:

TABLE 9
	Low Range	High Range
Projected EPS (diluted) - Q3 2022	$3.48	$3.58
Depreciation (real estate related)	1.42	1.42
Gain on sale of communities	(2.41)	(2.41)
Projected FFO per share (diluted) - Q3 2022	2.49	2.59
Legal settlements	(0.03)	(0.03)
Structured Investment Program loan reserve	0.01	0.01
Projected Core FFO per share (diluted) - Q3 2022	$2.47	$2.57

Projected EPS (diluted) - Full Year 2022	$7.53	$7.73
Depreciation (real estate related)	5.70	5.70
Gain on sale of communities	(3.49)	(3.49)
Projected FFO per share (diluted) - Full Year 2022	9.74	9.94

Non-core transaction activity	(0.08)	(0.08)
Development pursuit write-offs and expensed transaction costs, net of recoveries	0.02	0.02
Executive transition compensation costs	0.01	0.01
Legal settlements	(0.02)	(0.02)
Structured Investment Program loan reserve	0.02	0.02
Income tax expense	0.07	0.07
Projected Core FFO per share (diluted) - Full Year 2022	$9.76	$9.96

Attachment 13

Projected NOI, as used within this release for certain Development communities and in calculating the Market Cap Rate for dispositions, represents management’s estimate, as of the date of this release (or as of the date of the buyer’s valuation in the case of dispositions), of projected stabilized rental revenue minus projected stabilized operating expenses. For Development communities, Projected NOI is calculated based on the first twelve months of Stabilized Operations following the completion of construction. In calculating the Market Cap Rate, Projected NOI for dispositions is calculated for the first twelve months following the date of the buyer’s valuation. Projected stabilized rental revenue represents management’s estimate of projected gross potential minus projected stabilized economic vacancy and adjusted for projected stabilized concessions plus projected stabilized other rental revenue. Projected stabilized operating expenses do not include interest, income taxes (if any), depreciation or amortization, or any allocation of corporate-level property management overhead or general and administrative costs. In addition, projected stabilized operating expenses for Development communities do not include property management fee expense. Projected gross potential for Development communities and dispositions is generally based on leased rents for occupied homes and management’s best estimate of rental levels for homes which are currently unleased, as well as those homes which will become available for lease during the twelve month forward period used to develop Projected NOI. The weighted average Projected NOI as a percentage of Total Capital Cost ("Weighted Average Initial Projected Stabilized Yield") is weighted based on the Company’s share of the Total Capital Cost of each community, based on its percentage ownership.

Management believes that Projected NOI of the Development communities, on an aggregated weighted average basis, assists investors in understanding management's estimate of the likely impact on operations of the Development communities when the assets are complete and achieve stabilized occupancy (before allocation of any corporate-level property management overhead, general and administrative costs or interest expense). However, in this release the Company has not given a projection of NOI on a company-wide basis. Given the different dates and fiscal years for which NOI is projected for these communities, the projected allocation of corporate-level property management overhead, general and administrative costs and interest expense to communities under development is complex, impractical to develop, and may not be meaningful. Projected NOI of these communities is not a projection of the Company's overall financial performance or cash flow. There can be no assurance that the communities under development will achieve the Projected NOI as described in this release.

Redevelopment is composed of consolidated communities where substantial redevelopment is in progress or is probable to begin during the current year. Redevelopment is considered substantial when (i) capital invested during the reconstruction effort is expected to exceed the lesser of $5,000,000 or 10% of the community’s pre-redevelopment basis and (ii) physical occupancy is below or is expected to be below 90% during or as a result of the redevelopment activity. Redevelopment includes two communities containing 1,058 apartment homes that are currently under active redevelopment as of June 30, 2022.

Residential represents results attributable to the Company's apartment rental operations, including parking and other ancillary Residential revenue.

Residential Rental Revenue with Concessions on a Cash Basis is considered by the Company to be a supplemental measure to Residential rental revenue in conformity with GAAP to help investors evaluate the impact of both current and historical concessions on GAAP-based Residential rental revenue and to more readily enable comparisons to revenue as reported by other companies. In addition, Residential Rental Revenue with Concessions on a Cash Basis allows an investor to understand the historical trend in cash concessions.

A reconciliation of Same Store Residential rental revenue in conformity with GAAP to Residential Rental Revenue with Concessions on a Cash Basis is as follows (dollars in thousands):

TABLE 10
	Q2	Q2	Q1	YTD	YTD
	2022	2021	2022	2022	2021
Residential rental revenue (GAAP basis)	$561,681	$497,284	$534,796	$1,096,478	$990,112
Residential concessions amortized	5,200	16,948	8,288	13,488	31,987
Residential concessions granted	(1,666)	(13,501)	(2,346)	(4,012)	(29,632)

Residential Rental Revenue with Concessions on a Cash Basis	$565,215	$500,731	$540,738	$1,105,954	$992,467

		Q2 2022	Q2 2022		YTD 2022
		vs. Q2 2021	vs. Q1 2022		vs. YTD 2021
% change -- GAAP revenue		12.9%	5.0%		10.7%

% change -- cash revenue		12.9%	4.5%		11.4%

Attachment 13

Same Store is composed of consolidated communities in the markets where the Company has a significant presence and where a comparison of operating results from the prior year to the current year is meaningful, as these communities were owned and had Stabilized Operations, as defined below, as of the beginning of the respective prior year period. Therefore, for 2022 operating results, Same Store is composed of consolidated communities that have Stabilized Operations as of January 1, 2021, are not conducting or are not probable to conduct substantial redevelopment activities and are not held for sale or probable for disposition within the current year.

Stabilized Operations/Restabilized Operations is defined as the earlier of (i) attainment of 90% physical occupancy or (ii) the one-year anniversary of completion of development or redevelopment.

Total Capital Cost includes all capitalized costs projected to be or actually incurred to develop the respective Development or Redevelopment community, including land acquisition costs, construction costs, real estate taxes, capitalized interest and loan fees, permits, professional fees, allocated development overhead and other regulatory fees, offset by proceeds from the sale of any associated land or improvements, all as determined in accordance with GAAP. Total Capital Cost also includes costs incurred related to first generation commercial tenants, such as tenant improvements and leasing commissions. For Redevelopment communities, Total Capital Cost excludes costs incurred prior to the start of redevelopment when indicated. With respect to communities where development or redevelopment was completed in a prior or the current period, Total Capital Cost reflects the actual cost incurred, plus any contingency estimate made by management. Total Capital Cost for communities identified as having joint venture ownership, either during construction or upon construction completion, represents the total projected joint venture contribution amount. For joint ventures not in construction, Total Capital Cost is equal to gross real estate cost.

Unconsolidated Development is composed of communities that are either currently under construction, or were under construction and were completed during the current year, in which we have an indirect ownership interest through our investment interest in an unconsolidated joint venture. These communities may be partially or fully complete and operating.

Unencumbered NOI as calculated by the Company represents NOI generated by real estate assets unencumbered by outstanding secured notes payable as of June 30, 2022 as a percentage of total NOI generated by real estate assets. The Company believes that current and prospective unsecured creditors of the Company view Unencumbered NOI as one indication of the borrowing capacity of the Company. Therefore, when reviewed together with the Company’s Interest Coverage, EBITDA and cash flow from operations, the Company believes that investors and creditors view Unencumbered NOI as a useful supplemental measure for determining the financial flexibility of an entity. A calculation of Unencumbered NOI for the six months ended June 30, 2022 is as follows (dollars in thousands):

Attachment 13

TABLE 11
Year to Date 2022
NOI
Residential NOI:
Same Store	$759,177
Other Stabilized	57,819
Development/Redevelopment	25,932
Total Residential NOI	842,928
Commercial NOI	16,083
NOI from real estate assets sold or held for sale	8,916
Total NOI generated by real estate assets	867,927
Less NOI on encumbered assets	(44,556)
NOI on unencumbered assets	$823,371

Unencumbered NOI	95%

Unleveraged IRR on sold communities refers to the internal rate of return calculated by the Company considering the timing and amounts of (i) total revenue during the period owned by the Company and (ii) the gross sales price net of selling costs, offset by (iii) the undepreciated capital cost of the communities at the time of sale and (iv) total direct operating expenses during the period owned by the Company. Each of the items (i), (ii), (iii) and (iv) is calculated in accordance with GAAP.

The calculation of Unleveraged IRR does not include an adjustment for the Company’s general and administrative expense, interest expense, or corporate-level property management and other indirect operating expenses. Therefore, Unleveraged IRR is not a substitute for Net Income as a measure of our performance. Management believes that the Unleveraged IRR achieved during the period a community is owned by the Company is useful because it is one indication of the gross value created by the Company’s acquisition, development or redevelopment, management and sale of a community, before the impact of indirect expenses and Company overhead. The Unleveraged IRR achieved on the communities as cited in this release should not be viewed as an indication of the gross value created with respect to other communities owned by the Company, and the Company does not represent that it will achieve similar Unleveraged IRRs upon the disposition of other communities. The weighted average Unleveraged IRR for sold communities is weighted based on all cash flows over the investment period for each respective community, including net sales proceeds.